EXHIBIT 23.01
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of State Auto Financial Corporation of our report dated March 10, 2021 relating to the financial statements, financial statement schedules and the effectiveness of internal control over financial reporting, which appears in State Auto Financial Corporation's Annual Report on Form 10-K for the year ended December 31, 2020. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCooper LLP

Columbus, Ohio
November 4, 2021